EXHIBITS 23(A)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
The Travelers Insurance Company:

We consent to the use of our reports with respect to The Travelers Insurance Company, incorporated herein by reference, and to the reference to our firm, also with respect to the Travelers Insurance Company, under the heading "Experts" in the prospectus. Our reports refer to changes in the Company's methods of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004, for variable interest entities in 2003, and for goodwill and intangible assets in 2002.



/s/ KPMG LLP

Hartford, Connecticut
April 1, 2005